OTCQX: DYNR WWW.DYNARESOURCE.COM

DynaResource Reports Q2 2026 Results at the San Jose de Gracia Mine

All figures in United States Dollars (“USD”).

IRVING, TX / August 17, 2026 / DYNR-DynaResource, Inc. (OTCQX:DYNR) (“DynaResource”, or the “Company”) is pleased to report results for the three months ending June 30, 2026 (“Q2 2026”) at the San Jose de Gracia (“SJG”) Mine located in the center of the Sierra Madre Occidental belt in Mexico.

Q2 2026 Highlights:

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Revenue totaled $11.4 million, down from $18.0 million in Q1 2026 and $15.9 million in Q2 2025
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Net Income of $0.6 million down from $2.5 million in Q1 2026 and in line with $0.6 million in Q2 2025
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Adjusted EBITDA of $0.04 million down over the comparative quarters following sixth consecutive of positive and growing adjusted EBITDA
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Gold production of 3,703 ounces down 23% from 4,840 ounces in Q1 2026 and 35% from 5,701 ounces in Q2 2025
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Milled throughput of 67,347 compared to 69,816 tons in Q1 2026 and up from 66,834 tons in Q2 2025
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Daily mill throughput average of 740 tonnes per day down from 767 tonnes Q1 2026 and up from 734 tonnes in Q2 2025
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Head grade of 2.45 g/t gold was down compared 2.90 g/t gold in Q1 2026 and 3.63 g/t gold in Q2 2025

Rohan Hazelton, President & CEO of DynaResource, Inc. stated, "While lower grades and production, in part resulting from reduced access to higher-grade mining zones during the transition to a new underground operating contractor, impacted our quarterly operating results, the Company remained profitable and continued to invest in initiatives that we believe will enhance long-term performance of the mine. We are transitioning from two to one contractor in our mining operations to improve safety and performance. As with any contractor transition, we expect a short ramp-up period as the new team establishes itself underground; however, we believe this change will deliver improved operating performance, greater productivity and enhanced mining flexibility over the near term.

Operational optimization remains an ongoing process and, while there is still work ahead, we believe the improvements implemented over the past eighteen months have strengthened the consistency and reliability of our operations while positioning the Company for more sustainable production over the longer term. We also intend to invest in key mine infrastructure improvements and undertake additional delineation drilling to enhance mine planning and improve grade control. These initiatives should support more consistent production in order to meet debt service obligations. Combined with continued cost discipline, we believe San Jose de Gracia is becoming a more resilient operation that is increasingly well positioned to create long-term value for our shareholders."

Quarterly Results for the Three and Six Months Ended June 30, 2026 and 2025:

		Three Months Ended		Six Months Ended
Key Operating Information	Unit	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

Operating Data				181	181
Ore mined	t	65,656	74,002	140,894	138,034
Mining rate	tpd	721	813	778	763

Ore Milled	t	67,347	66,834	137,163	134,208
Mill Throughput	tpd	740	734	758	741

Grade	g/t	2.45	3.63	2.68	3.63
Recovery Au	%	69.71%	74.64%	71.78%	74.22%
Gold Ounces Produced	oz	3,703	5,701	8,543	11,482
Gold Ounces Sold	oz	3,286	5,712	7,815	11,321

(1)
Gold concentrate sold during the period is not equal to gold concentrate recovered during the period due to timing of shipments to buyer, and due to buyer’s payability discount for the purchase of gold concentrate, and due to any adjustment from dry weight and assay in provisional settlements with the final assays.

		Three Months Ended		Six Months Ended
Corporate Financial Highlights	Unit	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

Key Financial Data
Total revenue		$11,436,532	15,886,286	29,484,231	29,582,687
Total operating expenses		$10,473,090	10,714,244	21,614,656	21,048,448
Income (loss) from mining operations		$963,442	5,172,042	7,869,575	8,534,239
Net income (loss)		$630,350	504,022	3,164,495	1,105,398
Operating cash flows before change in non-cash working capital items		$(262,536)	2,853,115	4,323,904	4,360,849
Changes in working capital		$1,905,533	(1,716,510)	(642,759)	(1,399,139)
Cash flow used in operating activities		$1,642,997	1,136,605	3,681,145	2,961,710

Operational Performance

During the second quarter of 2026, the Company continued to advance the optimization program at the SJG mine. This program identified the ongoing poor safety and operational performance of one of the two underground mining contractors engaged. The decision was made early in the second quarter to terminate this contractor and work with the remaining underground contractor to safely take over 100% of the Company’s underground development and ore production requirements. It is anticipated that this change over will take 3 to 6 months to complete and an immediate positive impact has been a significant decrease in total project manning due to the elimination of duplicate positions, due to having two overlapping underground mining contractors.

The plan of operation for 2026 includes continued enhancement and is focused on increasing process plant throughput and recoveries, improving maintenance and equipment utilization, and ultimately enhancing operational efficiencies and profit margins at the SJG mine. Operational results for Q2 2026 showed marked improvement performance across several critical operational metrics (particularly in mill ore processing tonnes per day and unit costs) due to the ongoing optimization program.

The capital works program to add a primary gravity gold circuit to the processing plant, involved the installation of three new Falcon gravity concentrators installed downstream of the ball mills to recover a significant portion of the free gold present in the San Pablo, San Pablo Sur, Tres Amigos and La Mochomera deposits. The three new Falcon concentrator units are performing as design recovering approximately 30% of the gold in a specific gravity gold concentrate (average ~300 g/t Au) which achieves a higher payability factor. The target for 2026 is for the process plant to achieve a processing rate between 750 to 800 tpd and for the first 6 months of 2026 an average of 758 tonnes per day has been achieved.

Process plant reliability during the quarter was on target at 91%, which included several planned major maintenance shutdowns. Milled ore for Q2 2026 was 67,347 tons (approximately 740 tons per day). With the current high ball mill availability, the Company is evaluating cost-effective strategies to utilize additional processing capacity of approximately 50 wet tons per day. Gold metal recoveries for the quarter averaged 69.71%, higher than the 74.6% gold recovery achieved in Q2 2025.

During Q2 2026, metal production totaled 3,703 ounces of gold compared to 5,701 ounces in Q2 2025. The average gold feed grade was 2.45 g/t for Q2 2026 compared to 3.63 g/t for Q2 2025.

Mine development for Q2 2026 was below budget due to termination of one of the mining contractors during the quarter, with 1,804 meters of development completed, compared to 3,804 meters in Q2 2025. The completion of new development drifts enabled the Company to maintain more than 20 stopes in production by the end of the quarter. This additional mining flexibility is expected to positively impact ore tonnage and grades in the second half of 2026. The Company has also completed a capital works program to enhance mine ventilation across all three mines which included connecting the Mochomera and San Pablo Sur mines which has had an immediate impact on the working environment. Improved ventilation has resulted in an improvement in working conditions and faster re-entry times following blasting activities. Planning for a central Raise Bore ventilation shaft was cancelled due to unfavorable geotechnical conditions and this planned ventilation location was moved to Palo Chinos. This capital works program will involve approximately 100 metres of horizontal decline development with 30 meters of vertical development and, in addition to helping ventilation, will bring mine development closer to the Purisima historical works. Numerous exploration targets have been identified in this southern area of the mineral field. This ventilation development will also be a platform for underground exploration.

Detailed Activities by Deposit:

Tres Amigos

Original mine planning at Tres Amigos anticipated closure by the end of Q2 2025. However, geological reinterpretations and targeted short exploration drifts identified two additional mineralized structures – the Victoria and Alexa veins – located within 40 meters of existing underground infrastructure.

To date approximately 65,000 tonnes of high-grade ore have been extracted from this high-grade structure. In addition, a new ore drive was completed on the upper levels of the Tres Amigos North Zone which is an area well known for free gold occurrences, providing access to a new high-grade ore face. Mining from this face is expected to continue throughout 2026. This new access will also enable future diamond drilling to test the north and south extensions of the deposit, with the goal of increasing inventory. In Q2 2026 approximately 58% of the process plant feed was sourced from the Tres Amigos area.

San Pablo Viejo and San Pablo Sur

Throughout Q2 2026, the Company continued mining multiple faces at the San Pablo and San Pablo Sur deposit while advancing development toward the deeper southern extensions of these deposits. San Pablo and San Pablo Sur are expected to be minor sources of gold production through the second half of 2026, with approximately 5 to 10% of the process plant feed sourced from these workings. There is the additional upside potential in these deposits and what is particularly promising is the South Extension at the 500 level, which could yield high-grade ("Bonanza”-style) gold mineralization in the short to mid-term.

La Mochomera

The La Mochomera vein is also expected to be a significant source of gold production in 2026, and in Q2 2026 the La Mochomera mine development provided approximately 38% of the process plant ore feed, with especially promising high-grade potential at depth. During 2025, development activities intersected a previously unrecognized high-grade mineralized structure, now designated as the "532 Vein” and mine extraction from this vein in Q2 2026 added to the Mochomera production profile.

Outlook

While the Company made significant headway in 2025, optimization efforts will continue to focus on improving gold ore grades to the mill, throughput rates, and recoveries. San Pablo Sur, San Pablo, La Mochomera, Palos Chinos and the Tres Amigos ore bodies are expected to remain the main contributors to production in the year ahead. Further development in these areas will also be a key focus to access additional high-grade zones and additional mining faces. The Company's full-year 2026 production outlook is uncertain as it will depend on the successful transition and ramp-up of its new mining contractor, together with continued operational improvements throughout the remainder of the year.

A new tailings dam was completed during Q3 2024, with an estimated storage capacity of 670,751 cubic meters, distributed over four stages to accommodate up to three years of additional tailings. The third-stage facility is currently in use, and planning for construction of the fourth stage is underway. The Company has also begun evaluating a potential location for a third tailings storage facility at the SJG mine. These studies include environmental and geotechnical surveys to identify a preferred site.

Subsequent Events to the Quarter

On August 5, 2026, the Company announced that the Federal District Court in Mexico (the “Court”) had issued a favorable ruling in the Amparo proceedings by the Company’s subsidiary, DynaResource de México, S.A. de C.V. (“DynaMéxico”), relating to eight mining concessions (the “Impacted Concessions”) associated with the San José de Gracia Project in Mexico.

The Court granted constitutional protection (“Amparo”) to the Company, concluding that DynaResource was not properly notified of the administrative proceedings that resulted in the claimed cancellation of the mining concessions posted to the Mexican Secretariat of Economy’s (Secretaría de Economía) website, and, as a result, was denied its constitutional right to due process and an opportunity to defend its interests. The Court further ordered the authorities to recommence the notification process in accordance with applicable legal requirements before continuing any administrative proceedings.

The ruling is subject to the applicable appeal process under Mexican law, and the respondent authorities may seek review of the decision. The Company, together with its legal counsel, will continue to monitor the proceeding and will provide further updates as material developments occur.

As previously disclosed on July 18, 2025, the Company initiated the Amparo proceeding to protect its legal rights in connection with the inactive claim on its Impacted Concessions. While this favorable ruling does not finally resolve the underlying administrative matter, it restores the Company’s procedural rights and requires the authorities to comply with constitutional due process requirements before any further administrative action may be taken.

On August 11, 2026, the Company announced a non-brokered private placement financing with certain of the Company’s existing stockholders (the “Offering”) to raise gross proceeds of US$3.0 million (or up to a gross aggregate of US$6.4 million if all warrants are exercised).

Under the terms of the Offering, the Company will issue units at a subscription price of US$0.45 per unit, with each unit comprised of one common share of the Company and one common share purchase warrant. The subscription price is based on approximately the 20-day volume-weighted average price of the Company’s shares as at the end of July 2026. Each warrant will have an exercise price of US$0.51 per share and be conditional on an increase in the Company’s authorized shares of common stock to accommodate the exercise of the warrants (the “Authorized Shares Condition”) and will be exercisable until the later of 180 days and 30 days after the Authorized Shares Condition is satisfied.

The Company expects to use the net proceeds from the Offering for general corporate purposes, working capital, debt service obligations, including overdue debt repayments, and capital expenditures at the San José de Gracia Project.

On behalf of the Board of Directors of DynaResource, Inc.
Rohan Hazelton
President & CEO

About DynaResource, Inc.

DynaResource, Inc. is a junior gold mining producer trading on the OTCQX under the symbol “DYNR”. DynaResource, Inc. is actively mining and expanding the historic San Jose de Gracia gold mining district in Sinaloa, Mexico.

For Information on DynaResource, Inc. please visit www.dynaresource.com, or contact:

Investor Relations:
Katherine Pryde, Investor Relations Manager
+1 972-869-9400
info@dynaresource.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 27 A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Certain information contained in this news release, including any information relating to future financial or operating performance may be deemed “forward-looking”. All statements in this news release, other than statements of historical fact, that address events or developments that DynaResource expects to occur, are “forward-looking information”. These statements relate to future events or future performance and reflect the Company’s expectations regarding the future growth, results of operations, business prospects and opportunities of DynaResource. These forward-looking statements reflect the Company’s current internal projections, expectations or beliefs and are based on information currently available to DynaResource. In some cases, forward-looking information can be identified by terminology such as “may”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “projects”, “potential”, “scheduled”, “forecast”, “budget” or the negative of those terms or other comparable terminology. Certain assumptions have been made regarding the Company’s plans at the San Jose de Gràcia property. Many of these assumptions are based on factors and events that are not within the control of DynaResource and there is no assurance they will prove to be correct. Such factors include, without limitation: capital requirements, fluctuations in the international currency markets and in the rates of exchange of the currencies of the United States and México; price volatility in the spot and forward markets for commodities; discrepancies between actual and estimated production, between actual and estimated reserves and resources and between actual and estimated metallurgical recoveries; changes in national and local governments in any country which DynaResource currently or may in the future carry on business; taxation; controls; regulations and political or economic developments in the countries in which DynaResource does or may carry on business; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits, diminishing quantities or grades of reserves; competition; loss of key employees; additional funding requirements; actual results of current exploration or reclamation activities; changes in project parameters as plans continue to be refined; accidents; labor disputes; defective title to mineral claims or property or contests over claims to mineral properties. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance, to cover these risks) as well as those risks referenced in the Annual Report on Form 10-K for DynaResource available at www.sec.gov. Forward-looking information is not a guarantee of future performance and actual results, and future events could differ materially from those discussed in the forward-looking information. All of the forward-looking information contained in this news release is qualified by these cautionary statements. Although DynaResource believes that the forward-looking information contained in this news release is based on reasonable assumptions, readers cannot be assured that actual results will be consistent with such statements. Accordingly, readers are cautioned against placing undue reliance on forward-looking information. DynaResource expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, events or otherwise.

NON-GAAP FINANCIAL PERFORMANCE MEASURES

We have included adjusted EBITDA as a supplemental measure of our performance in this press release. In the gold mining industry, adjusted EBITDA is a common performance measure but does not have any standardized meaning and is considered a non-GAAP financial measure. We define adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) provision for taxes, and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of adjusted EBITDA to net income (loss):

		Three Months Ended		Six Months Ended
Adjusted EBITDA	Unit	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

Net income (loss)		$630,350	504,022	3,164,495	1,105,398
Added back:
Depreciation, amortization and depletion		492,114	273,726	1,036,508	464,046
Accretion expense		47,082	4,986	81,722	9,972
Interest expense		402,280	398,843	800,793	775,677
Other expense (income) items		(2,556,170)	741,880	(1,657,271)	674,522
Tax expense		371,334	1,102,777	1,769,961	2,019,431
Stock Compensation Expense		648,655	574,957	831,834	826,664
Adjusted EBITDA		$35,645	3,601,191	6,028,042	5,875,710

We use adjusted EBITDA to evaluate our business on an ongoing basis and believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors use non-GAAP measures, such as adjusted EBITDA to evaluate our performance and ability to generate cash flow. We also report this measure to provide investors and analysts with useful information about our underlying costs of operations and clarity over our ability to finance operations and capital activities separately from other activities. Accordingly, it is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations include:

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adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
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adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
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adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
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although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;
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non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period;
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adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and
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Other companies in our industry may calculate their adjusted EBITDA differently than we do, limiting the usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA only supplementally.